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                                                                       Exhibit 5


                               O'CONNOR CAVANAGH

                               The Law Offices of
             O'Connor, Cavanagh, Anderson, Killingsworth & Beshears
                           A Professional Association

                                                                  Robert S. Kant
                                                                    602-263-2606

                                                               File No.: 34112-1


                                        May 1, 1998


MarineMax, Inc.
18167 U.S. 19 North, Suite 499
Clearwater, FL 33764

          RE:  REGISTRATION STATEMENT ON FORM S-1
               MARINEMAX, INC.

Ladies and Gentlemen:

          As legal counsel to MarineMax, Inc., a Delaware corporation (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form S-1, Registration No. 333-47873 (the "Registration Statement"), filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the shares of common stock of the Company covered by the Registration Statement (the "Shares"). The facts, as we understand them, are set forth in the Registration Statement.

          With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

          A.   The Restated Certificate of Incorporation of the Company;

          B.   The Bylaws of the Company;

          C.   The Registration Statement; and

          D. The Resolutions of the Board of Directors of the Company relating to the organization of the Company and the approval of the filing of the Registration Statement and the transactions in connection therewith.

          Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic and (ii) the persons executing the documents examined by us have the
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                                                         Exhibit 5 --  Continued


O'Connor Cavanagh


MarineMax, Inc.
May 1, 1998
Page 2

legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, it is our opinion that, when
(a) the Registration Statement as then amended shall have been declared effective by the Commission, (b) the Underwriting Agreement shall have been duly executed and delivered, and (c) the Shares have been duly issued, executed, authenticated, delivered, paid for and sold by the Company as described in the Registration Statement and in accordance with the provisions of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

          Please be advised that we are members of the State Bar of Arizona, and our opinion is limited to the legality of matters under the laws of the State of Arizona and the General Corporation Laws of the state of Delaware. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

          We hereby expressly consent to any reference to our firm in the Registration Statement, the inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

                                        Very truly yours,